FOR IMMEDIATE RELEASE:

MAGIC LANTERN GROUP'S CHIEF TECHNOLOGY OFFICER VOLUNTARILY RESIGNS TO PURSUE OTHER INTERESTS; OFFERS A CONTINUING ROLE AS CONSULTANT

NEW YORK, NY: April 6, 2005: Magic Lantern Group, Inc. (AMEX: GML) ("MLG"), a leading international distributor of educational content and third-generation, digital content and e-delivery solutions, announced today that the Company has accepted the voluntary resignation of its Chief Technology Officer and Executive Vice President George Wright effective March 31, 2005. Mr. Wright left MLG to pursue independent interests associated with video production. Mr. Wright acknowledged to the Board that he wishes to offer consulting services to MLG on an ad hoc basis going forward.

Mr. Wright joined MLG in 1992 following a distinguished career as a professor of post-secondary education, with 30-plus years of professional experience in educational television production, information technology development and management, and public affairs, Mr. Wright served as President of the Company's Sonoptic Technologies subsidiary until 1998. Mr. Wright briefly left MLG for personal reasons and rejoined the Company in 2000 as Chief Software Architect.

President and CEO of MLG Bob Goddard stated, "MLG is grateful for George's service and commitment to excellence over the years. His contributions have helped MLG gain a dominant position in the educational video distribution industry in Canada. MLG will now provide George the latitude and support he needs to pursue his passion in independent video production. The MLG management team has several strong leaders in place to continue to drive our business and our subsidiaries."

About Magic Lantern Group, Inc.

Magic Lantern Group, Inc. operates several strategic subsidiaries and divisions, including the global distribution of videos and DVD's from more than 300 world-renowned producers, its core business for nearly 30 years. Key divisions are Sonoptic Technologies, a pioneer in commercial digital video encoding and online digital video utility and leading provider of third-generation digital technology solutions and the recently launched Magic Vision Digital Media, Inc., a provider of digital on-demand/on-line desktop delivery for sports entertainment, health care, human resource, and corporate governance and compliance industries. For more information, visit: http://www.magiclanterngroup.com.

Contact Information: For Investor Relations, contact Gary Geraci, National Financial Network, 781-444-6100 ext. 629, email: garyg@nfnonline.com and visit: http://www.nfnonline.com/gml/. At the Company, contact Lorraine Villa, Executive Assistant to the CEO, lvilla@magiclantern.ca, 1-800-263-1717 ext.2450.

Any statements in this Press Release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "could," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those risks identified in our Annual Report on Form 10-K, which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Revenue projections contained in this release are subject to the successful execution of e-commerce websites. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements.

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